 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
July 25, 2024	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2024 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2024.

“Throughout the first six months of 2024, the Federal Home Loan Bank of New York executed on our foundational liquidity mission, delivering stable and reliable funding to our members to help facilitate the flow of credit to households, communities and small businesses across our region,” said José R. González, president and CEO of the FHLBNY. “We also continued to provide significant support for affordable housing and community development initiatives during this time, launching the 2024 Rounds of our Affordable Housing Program (“AHP”) and Homebuyer Dream Program with a record $100 million in total grant funding available between the two programs, as well as other programs aimed at supporting growth at the local level. Additionally, through the first half of the year, we have set aside approximately $45 million for our 2025 AHP Round directly from our earnings.”

Highlights from the second quarter of 2024 include:

•	Net income for the quarter was $181.3 million, a decrease of $34.5 million, or 16.0%, from net income of $215.8 million for the second quarter of 2023. The decrease was driven primarily by record performance in the second quarter of 2023 as the FHLBNY responded to challenges experienced in the banking sector in the Spring of 2023. Net interest income for the quarter was $247.7 million, a decrease of $27.1 million, or 9.8%, from $274.8 million in the second quarter of last year, mainly driven by a year-over-year decrease in average advances balances of 9.8%. Non-interest expense increased by $12.7 million to $63.8 million in the second quarter of 2024 primarily due to increases in headcount, technology investments, and voluntary contributions to housing and community development initiatives.

•	Return on average equity (“ROE”) for the quarter was 8.54% (annualized), compared to ROE of 9.84% for the second quarter of 2023.

•	As of June 30, 2024, total assets were $168.1 billion, an increase of $9.8 billion, or 6.2%, from total assets of $158.3 billion at December 31, 2023. As of June 30, 2024, advances (par amount) were $115.4 billion, an increase of $5.6 billion, or 5.1%, from $109.8 billion at December 31, 2023.

•	As of June 30, 2024, total capital was $8.7 billion, an increase of $0.5 billion from total capital of $8.2 billion at December 31, 2023. The FHLBNY’s retained earnings increased by $0.2 billion to $2.5 billion as of June 30, 2024, of which $1.3 billion were unrestricted retained earnings and $1.1 billion were restricted retained earnings. At June 30, 2024, the FHLBNY continued to meet its regulatory capital requirements.

•	The FHLBNY allocated $20.2 million from its second quarter 2024 earnings for its Affordable Housing Program.

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The FHLBNY expects to file its Form 10-Q for the second quarter of 2024 with the U.S. Securities and Exchange Commission on or before August 8, 2024.

Selected Balance Sheet Items (dollars in millions)
	June 30,	December 31,
	2024	2023	Change

Advances	$114,363	$108,890	$5,473
Mortgage loans held for portfolio	2,227	2,180	47
Mortgage-backed securities	19,542	19,582	(40)
Liquidity assets	29,472	25,340	4,132
Total assets	$168,092	$158,333	$9,759

Consolidated obligations	$155,932	$145,476	$10,456
Capital stock	6,402	6,050	352
Unrestricted retained earnings	1,309	1,277	32
Restricted retained earnings	1,141	1,061	80
Accumulated other comprehensive income	(103)	(143)	40
Total capital	$8,750	$8,245	$505

Capital-to-assets ratio (GAAP)	5.21%	5.21%
Capital-to-assets ratio (Regulatory)	5.27%	5.30%

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Operating Results (dollars in millions)
	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change

Total interest income	$2,283.4	$2,351.7	$(68.3)	$4,599.4	$4,233.4	$366.0
Total interest expense	2,035.7	2,076.9	(41.2)	4,086.7	3,728.9	357.8
Net interest income	247.7	274.8	(27.1)	512.7	504.5	8.2
Provision (Reversal) for credit losses	(0.3)	1.8	(2.1)	(0.8)	1.9	(2.7)
Net interest income after provision for credit losses	248.0	273.0	(25.0)	513.5	502.6	10.9
Non-interest income (loss)	17.3	17.9	(0.6)	53.1	59.0	(5.9)
Non-interest expense	63.8	51.1	12.7	120.1	101.2	18.9
Affordable Housing Program assessments	20.2	24.0	(3.8)	44.7	46.1	(1.4)
Net income	$181.3	$215.8	$(34.5)	$401.8	$414.3	$(12.5)

Return on average equity	8.54%	9.84%		9.55%	9.73%
Return on average assets	0.43%	0.47%		0.48%	0.48%
Net interest margin	0.60%	0.60%		0.61%	0.59%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of June 30, 2024, the FHLBNY serves 337 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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